                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

     PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934

       DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED) DECEMBER 2, 1996
                                                         --------------

                        UNITED STATES FILTER CORPORATION
                           ------------------------
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

         DELAWARE                  1-10728                   33-0266015
  ---------------------      ---------------------      ---------------------
     (STATE OR OTHER       (COMMISSION FILE NUMBER)        (IRS EMPLOYER
     JURISDICTION OF                                    IDENTIFICATION NO.)
      INCORPORATION)

               40-004 COOK STREET, PALM DESERT, CALIFORNIA 92211
--------------------------------------------------------------------------------
              (ADDRESS OF PRINCIPAL EXECUTIVE OFFICES) (ZIP CODE)

       REGISTRANT'S TELEPHONE NUMBER, INCLUDING AREA CODE (619) 340-0098


                              PAGE 1 OF 24 PAGES.
                        EXHIBIT INDEX BEGINS ON PAGE 24.

ITEM 2. ACQUISITION OR DISPOSITION OF ASSETS.

  On December 2, 1996, United States Filter Corporation (the "Company") completed the acquisition of certain businesses and assets comprising the Water Systems and Manufacturing Group ("WSMG") of Wheelabrator Technologies Inc. ("WTI") for $369.6 million in cash, subject to possible post-closing adjustment (the "Purchase Price"). WSMG provides a broad range of water and wastewater treatment products and technologies, as well as other environmental products. The acquisition was completed pursuant to the Amended and Restated Purchase and Sale Agreement dated as of September 14, 1996, as amended, by and between the Company and WTI. The Purchase Price was determined by arm's-length negotiations between representatives of the Company and WTI. The Company expects to continue WSMG's historic business.

  The funds used to pay the Purchase Price were obtained through borrowings under an Amended and Restated Multicurrency Credit Agreement, dated December 2, 1996 (the "Credit Agreement"), among the Company and certain of its subsidiaries, The First National Bank of Boston, DLJ Capital Funding, Inc., ABN AMRO Bank N.V., Los Angeles International Branch, Banque Paribas, The Bank of New York, Bank of America Illinois, The Sumitomo Bank, Limited (Los Angeles Branch), Fleet Bank, N.A., The Industrial Bank of Japan (Los Angeles Agency), Banque Nationale de Paris, Deutsche Bank AG (New York and/or Cayman Islands Branch), Long Term Credit Bank of Japan Ltd. (Los Angeles Agency), Union Bank of California, N.A., Sanwa Bank California, NationsBank, N.A., and BHF-Bank Aktiengesellschaft, as Lenders, DLJ Capital Funding, Inc., as Documentation Agent, ABN AMRO Bank, N.V., as Co-Agent, and The First National Bank of Boston, as Managing Agent.

ITEM 7. FINANCIAL STATEMENTS OF BUSINESSES ACQUIRED.

  As previously reported on a Current Report on Form 8-K dated October 28, 1996, the Company completed on such date the acquisition of WaterPro Supplies Corporation ("WaterPro"). In addition, on October 25, 1996, the Company completed the acquisition of The Utility Supply Group, Inc. ("USG"). The Company has also entered into an agreement, dated October 7, 1996, to acquire the Process Equipment Division of United Utilities PLC ("PED"). The Pro Forma Financial Information referred to below gives effect to such recent and pending acquisitions, in addition to the acquisition of WSMG reported herein.

(a) Financial Statements of Businesses Acquired:

    Index to Financial Statements;
    Wheelabrator Technologies Inc.--Systems and Manufacturing Group:
    Independent Auditors' Report;
    Combined Balance Sheets as of December 31, 1994 and 1995 and September 30, 1996 (unaudited);
    Combined Income Statements for the years ended December 31, 1993, 1994 and 1995 and the nine months ended September 30, 1995 and 1996 (unaudited);
    Combined Statements of Cash Flows for the years ended December 31, 1993, 1994 and 1995 and the nine months ended September 30, 1995 and 1996 (unaudited); and
    Notes to Combined Financial Statements

(b) Pro Forma Financial Information:

  Unaudited Pro Forma Combined Balance Sheet as of September 30, 1996; Unaudited Pro Forma Combined Statement of Operations for the Fiscal Year Ended March 31, 1996;
  Unaudited Pro Forma Combined Statement of Operations for the Six Months Ended September 30, 1996; and
  Notes to Unaudited Pro Forma Combined Financial Information

(c) Exhibits. The following exhibits are filed herewith or incorporated by reference herein:

 EXHIBIT NO. DESCRIPTION
 ----------- -----------
     2.1     Amended and Restated Purchase and Sale Agreement, dated as of
             September 14, 1996, between Wheelabrator Technologies Inc. and
             United States Filter Corporation (incorporated by reference to
             Exhibit 2.1 to the Registration Statement of United States Filter
             Corporation on Form S-3, Registration No. 333-14277)
     2.2     Agreement and Amendment, dated as of December 2, 1996, between
             Wheelabrator Technologies Inc. and United States Filter
             Corporation
     4.1     Amended and Restated Multicurrency Credit Agreement, dated as of
             December 2, 1996, among United States Filter Corporation and certain of its subsidiaries, the Lenders named therein, DLJ
             Capital Funding, Inc., as Documentation Agent, ABN AMRO Bank,
             N.V., as Co-Agent, and The First National Bank of Boston, as
             Managing Agent
    23.1     Consent of KPMG Peat Marwick LLP

              UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION

  The following Unaudited Pro Forma Combined Financial Information presents the Pro Forma Combined Balance Sheet at September 30, 1996, giving effect to the acquisitions of WSMG, WaterPro and USG and the pending acquisition of PED as if they had been consummated on that date. Also presented are the Pro Forma Combined Statements of Operations for the fiscal year ended March 31, 1996 and the six months ended September 30, 1996, after giving effect to the recent acquisitions of WSMG, WaterPro and USG and the pending acquisition of PED as if they had been consummated as of the beginning of the respective periods presented. The Company's and PED's fiscal years end on March 31 and WSMG's, WaterPro's and USG's fiscal years end on December 31. The Pro Forma Balance Sheet combines the respective balance sheets of the Company, WSMG, PED, WaterPro and USG as of September 30, 1996. The Pro Forma Statement of Operations for the year ended March 31, 1996 combines the results of the Company and PED for such year with the results of WSMG, WaterPro and USG for the year ended December 31, 1995, and the Pro Forma Statement of Operations for the six months ended September 30, 1996 combines the results of each of the Company, WSMG, PED, WaterPro and USG for such six month period. All Company historical consolidated financial data has been restated to reflect the acquisitions in May 1996 and August 1996 of Zimpro Environmental, Inc. and Davis Water & Waste Industries, Inc., respectively, which acquisitions have been accounted for as poolings of interests.

  The As Adjusted column gives effect to: (i) the recent acquisitions of WSMG, WaterPro and USG and the pending acquisition of PED; and (ii) the assumed borrowings under the Credit Agreement of approximately $541.0 million to fund the cash portion of the consideration for such acquisitions and estimated transaction costs. The As Further Adjusted column gives effect to: (i) the sale by the Company in a pending public offering of $200 million principal amount of its Convertible Subordinated Notes due 2001 (the "Notes Offering") and the anticipated application of the net proceeds therefrom to the reduction of amounts outstanding under the Credit Agreement; (ii) the sale by the Company of 10,000,000 shares of Common Stock in pending public offerings (the "Common Stock Offerings") at an assumed public offering price of $33.125 per share and the anticipated application of the net proceeds therefrom to the reduction of amounts outstanding under the Credit Agreement; and (iii) the conversion of the Company's $60.0 million aggregate principal amount of 5% Convertible Subordinated Debentures due 2000 into 4,390,000 shares of Common Stock.

  The pro forma data is based on the historical combined statements of the Company, WSMG, PED, WaterPro and USG giving effect to such acquisitions under the purchase method of accounting and the assumptions and adjustments (which the Company believes to be reasonable) described in the accompanying Notes to Unaudited Pro Forma Combined Financial Information. Under the purchase method of accounting, assets acquired and liabilities assumed will be recorded at their estimated fair value at the date of acquisition. The pro forma adjustments set forth in the following Unaudited Pro Forma Combined Financial Information are estimated and may differ from the actual adjustments when they become known, however, no material differences are anticipated.

  The historical financial statements of PED were prepared in accordance with UK GAAP, which differs in certain respects from US GAAP. The historical PED financial statements included in the following Unaudited Pro Forma Combined Financial Information have been restated to reflect PED's financial position and results of operations in accordance with US GAAP.

  The following Unaudited Pro Forma Combined Financial Information does not reflect certain cost savings that management believes may be realized following the acquisitions. These savings are expected to be realized primarily through rationalization of operations and implementation of strict cost controls and standardized operating procedures. Additionally, the Company believes the acquisitions will enable it to continue to achieve economies of scale, such as enhanced purchasing power and increased asset utilization. There can be no assurance that the acquisition of PED will be consummated.

  The pro forma data are provided for comparative purposes only. Such data do not purport to be indicative of the results that actually would have occurred if the acquisitions of WSMG, PED, WaterPro and USG had been consummated on the dates indicated or that may be obtained in the future.

                   UNAUDITED PRO FORMA COMBINED BALANCE SHEET

                                                       AS OF SEPTEMBER 30, 1996
                     ----------------------------------------------------------------------------------------------
                                      HISTORICAL                                      PRO FORMA
                     --------------------------------------------  ------------------------------------------------
                                                                   ADJUSTMENTS
                                                                    INCREASE              AS     AS FURTHER
                     COMPANY    USG   WATERPRO   WSMG      PED     (DECREASE)  NOTES   ADJUSTED   ADJUSTED   NOTES
                     -------- ------- -------- -------- ---------  ----------- ------ ---------- ---------- -------
                                                        (IN THOUSANDS)
ASSETS
Current assets:
 Cash..............  $ 19,488 $   280 $    --  $ 12,619 $   2,055                     $   34,442 $   34,442
 Short-term
  investments......       816     --       --       --      1,275                          2,091      2,091
 Accounts
  receivable, net..   213,594  25,622   70,751   93,325   166,042                        569,334    569,334
 Cost and estimated
  earnings in
  excess of
  billings on
  uncompleted
  contracts........    52,802     --       --    19,785       --                          72,587     72,587
 Inventories.......    88,230  15,812   26,448   41,622    51,127                        223,239    223,239
 Prepaid expenses..    11,981     --       292      --        --                          12,273     12,273
 Deferred taxes....     7,771     --       --       --        --                           7,771      7,771
 Other current
  assets...........     9,614     417      --     3,790       --                          13,821     13,821
                     -------- ------- -------- -------- ---------                     ---------- ----------
   Total current
    assets.........   404,296  42,131   97,491  171,141   220,499                        935,558    935,558
                     -------- ------- -------- -------- ---------                     ---------- ----------
Property, plant and
 equipment, net....   178,362   2,686    5,062   55,752    31,420                        273,282    273,282
Investment in
 leasehold
 interests, net....    27,057     --       --       --        --                          27,057     27,057
Costs in excess of
 net assets of
 businesses
 acquired, net.....   276,627     --    13,968  155,578       --    $ 263,091   a(ii)    709,264    709,264
Other assets.......    50,317     736      --     4,044     1,974       5,250    a(i)     62,321     67,471    a(v)
                     -------- ------- -------- -------- ---------                     ---------- ----------
   Total assets....  $936,659 $45,553 $116,521 $386,515 $ 253,893                     $2,007,482 $2,012,632
                     ======== ======= ======== ======== =========                     ========== ==========
LIABILITIES AND SHAREHOLDERS' EQUITY
Current
 liabilities:
 Accounts payable..  $101,329 $16,113 $ 35,439 $ 53,338 $  82,467                     $  288,686 $  288,686
 Accrued
  liabilities......   102,000   3,491   11,341   43,822    31,375                        192,029    192,029
 Current portion of
  long-term debt...     1,386     --       --       --     91,276   $ (91,276) a(iii)      1,386      1,386
 Revolving credit
  line with parent.       --      --    58,679      --        --      (58,679) a(iii)        --         --
 Billings in excess
  of costs and
  estimated
  earnings on
  uncompleted
  contracts........    19,631     --       --    18,911       --                          38,542     38,542
 Other current
  liabilities......    11,344     332      --       --        806                         12,482     12,482
                     -------- ------- -------- -------- ---------                     ---------- ----------
   Total current
    liabilities....   235,690  19,936  105,459  116,071   205,924                        533,125    533,125
                     -------- ------- -------- -------- ---------                     ---------- ----------
Notes payable......    81,156  16,025      --       --        --      541,040    a(i)    638,221    125,293   a(vi)
Long-term debt,
 excluding current
 portion...........     7,617   3,450      --       --        --                          11,067     11,067
Convertible
 subordinated debt.   193,565     --       --       --        --                         193,565    340,000  a(vii)
Loan payable-
 parent............       --      --       --       --    225,704    (225,704) a(iii)        --         --
Deferred taxes.....     1,223     --       151      --        --                           1,374      1,374
Other liabilities..    17,405     --       --    13,962    37,481                         68,848     68,848
                     -------- ------- -------- -------- ---------                     ---------- ----------
   Total
    liabilities....   536,656  39,411  105,610  130,033   469,109                      1,446,200  1,079,707
                     -------- ------- -------- -------- ---------                     ---------- ----------
Shareholders'
 equity:
 Common stock......       493   2,553        1      --        --       (2,502)  a(iv)        545        689 a(viii)
 Additional paid-in
  capital..........   370,625     149    4,999  254,400    17,168    (115,489)  a(iv)    531,852    903,351 a(viii)
 Translation
  adjustment.......     2,691     --       --     2,082       --       (2,082)  a(iv)      2,691      2,691
 Retained earnings
  (accumulated
  deficit).........    26,194   3,440    5,911      --   (232,384)    223,033   a(iv)     26,194     26,194
                     -------- ------- -------- -------- ---------                     ---------- ----------
   Total
    shareholders'
    equity.........   400,003   6,142   10,911  256,482  (215,216)                       561,282    932,925
                     -------- ------- -------- -------- ---------                     ---------- ----------
                     $936,659 $45,553 $116,521 $386,515 $ 253,893                     $2,007,482 $2,012,632
                     ======== ======= ======== ======== =========                     ========== ==========

     The accompanying notes are an integral part of this pro forma combined financial information.

              UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS

                                                      FISCAL YEAR ENDED MARCH 31, 1996
                         ----------------------------------------------------------------------------------------------------
                                          HISTORICAL                                        PRO FORMA
                         -----------------------------------------------  ---------------------------------------------------
                                                                          ADJUSTMENTS
                                                                           INCREASE                AS      AS FURTHER
                         COMPANY     USG     WATERPRO    WSMG     PED     (DECREASE)  NOTES     ADJUSTED    ADJUSTED   NOTES
                         --------  --------  --------  -------- --------  ----------- -----    ----------  ----------  ------
                                                (in thousands, except per share data)
Revenues................ $727,903  $156,838  $234,391  $452,134 $267,358                       $1,838,624  $1,838,624
Cost of sales...........  538,573   130,432   195,258   361,462  189,529                        1,415,254   1,415,254
                         --------  --------  --------  -------- --------                       ----------  ----------
 Gross profit...........  189,330    26,406    39,133    90,672   77,829                          423,370     423,370
Selling, general and
 administrative
 expenses...............  148,683    21,821    32,767    68,170   66,903   $   6,577     b(i)     344,921     344,921
Restructuring expense...      --        --        --        --     9,260                            9,260       9,260
                         --------  --------  --------  -------- --------                       ----------  ----------
 Operating income.......   40,647     4,585     6,366    22,502    1,666                           69,189      69,189
                         --------  --------  --------  -------- --------                       ----------  ----------
Other income (expense):
 Interest expense.......  (14,419)   (2,227)   (3,593)      --   (19,865)    (17,120)    b(ii)    (57,224)    (25,754) b(iii)
 Other..................    5,134      (582)      657     4,767      --                             9,976       9,976
                         --------  --------  --------  -------- --------                       ----------  ----------
                           (9,285)   (2,809)   (2,936)    4,767  (19,865)                         (47,248)    (15,778)
                         --------  --------  --------  -------- --------                       ----------  ----------
 Income (loss) before
  income taxes..........   31,362     1,776     3,430    27,269  (18,199)                          21,941      53,410
Provision (benefit) for
 income taxes...........   12,055       727     1,477    10,908    2,165     (18,995)    b(iv)      8,337      20,296  b(v)
                         --------  --------  --------  -------- --------                       ----------  ----------
 Net income (loss)...... $ 19,307  $  1,049  $  1,953  $ 16,361 $(20,364)                      $   13,603  $   33,114  c
                         ========  ========  ========  ======== ========                       ==========  ==========
 Net income per common
  share................. $   0.45                                                              $     0.28  $     0.53  c
                         ========                                                              ==========  ==========
Weighted average number
 of common shares
 outstanding............   42,159                                                                  47,400      61,790
                         ========                                                              ==========  ==========


     The accompanying notes are an integral part of this pro forma combined financial information.

              UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS

                                                 FOR THE SIX MONTHS ENDED SEPTEMBER 30, 1996
                          ------------------------------------------------------------------------------------------------
                                          HISTORICAL                                        PRO FORMA
                          ----------------------------------------------  ------------------------------------------------
                                                                          ADJUSTMENTS
                                                                           INCREASE              AS      AS FURTHER
                          COMPANY     USG    WATERPRO    WSMG     PED     (DECREASE)  NOTES   ADJUSTED    ADJUSTED   NOTES
                          --------  -------  --------  -------- --------  ----------- -----  ----------  ----------  -----
                                                    (in thousands, except per share data)
Revenues................  $433,719  $85,899  $185,199  $218,973 $130,407                     $1,054,197  $1,054,197
Cost of sales...........   315,398   70,011   151,238   171,673   92,728                        801,048     801,048
                          --------  -------  --------  -------- --------                     ----------  ----------
 Gross profit...........   118,321   15,888    33,961    47,300   37,679                        253,149     253,149
Selling, general and
 administrative
 expenses...............    86,140   13,595    24,689    32,854   32,270    $ 3,289   b(i)      192,837     192,837
Merger and restructuring
expenses................     5,581      --        --        --     1,992                          7,573       7,573
                          --------  -------  --------  -------- --------                     ----------  ----------
 Operating income.......    26,600    2,293     9,272    14,446    3,417                         52,739      52,739
                          --------  -------  --------  -------- --------                     ----------  ----------
Other income (expense):
 Interest expense.......    (7,972)    (932)   (2,433)      --    (9,469)    (8,387)  b(ii)     (29,193)    (13,458) b(iii)
 Other..................     1,004      411       358       439      --                           2,212       2,212
                          --------  -------  --------  -------- --------                     ----------  ----------
                            (6,968)    (521)   (2,075)      439   (9,469)                       (26,981)    (11,246)
                          --------  -------  --------  -------- --------                     ----------  ----------
 Income (loss) before
  income taxes..........    19,632    1,772     7,197    14,885   (6,052)                        25,758      41,493
Provision (benefit) for
 income taxes...........     5,404      711     2,829     5,954     (310)    (4,800)  b(iv)       9,788      15,767  b(v)
                          --------  -------  --------  -------- --------                     ----------  ----------
 Net income (loss)......  $ 14,228  $ 1,061  $  4,368  $  8,931 $ (5,742)                    $   15,970  $   25,726  c
                          ========  =======  ========  ======== ========                     ==========  ==========
 Net income per common
  share.................  $   0.28                                                           $     0.29  $     0.37  c
                          ========                                                           ==========  ==========
 Weighted average number
  of common shares
  outstanding...........    50,629                                                               55,870      70,260
                          ========                                                           ==========  ==========


     The accompanying notes are an integral part of this pro forma combined financial information.

          NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION

a. The Pro Forma Combined Balance Sheet has been prepared to reflect the acquisitions by the Company of WSMG, USG and WaterPro and the pending acquisition of PED for aggregate estimated equity purchase prices comprised of the following:

                                                                  EQUITY
                                             FORM OF             PURCHASE
   COMPANY                                CONSIDERATION            PRICE
   -------                                -------------          -----------
                                                                 (IN THOUSANDS)
   USG................................... Common Stock           $  22,000
   WaterPro.............................. Common Stock              38,600
   WSMG.................................. Cash                     369,600
   PED................................... Cash          $160,090
     .................................... Common Stock    42,000   202,090
                                                        --------
   Estimated transaction costs...........                            6,100
                                                                 ---------
                                                                 $ 638,390
                                                                 =========

  In addition to the purchase prices described above, the Company assumed long-term indebtedness of approximately $22,000,000 ($19,475,000 at September 30, 1996) and $67,935,000 ($58,679,000 at September 30, 1996) in
connection with the acquisitions of USG and WaterPro, respectively. The $67,935,000 of indebtedness related to WaterPro was repaid with shares of Common Stock concurrently with the closing of such acquisition.

  The cash portion of the purchase price for PED is approximately (Pounds)100,500,000. The Company has entered into a forward contract pursuant to which it has the obligation to purchase (Pounds)100,000,000 for approximately $159,250,000 at any time between December 16, 1996 and February 14, 1997. The remaining (Pounds)500,000 cash portion of the consideration and the (Pounds)25,000,000 in shares of Common Stock are based on exchange rates for British pounds sterling as of November 20, 1996. The estimated shares of Common Stock to be issued is also based on an assumed price per share of $33.125, the closing price of the Common Stock on the New York Stock Exchange on November 20, 1996.

  The estimated net book value, as adjusted, of USG, WaterPro, WSMG and PED and the estimated fair value of their net assets as of the closing date are assumed to be $6,142,000, $10,911,000, $256,482,000 and $101,764,000,
respectively. PED's estimated fair value of net assets excludes the net loan payable of PED to its parent company of $316,980,000, which will be contributed to PED's shareholders' equity (negative $215,216,000 at September 30, 1996) by such parent company. The aggregate difference between the estimated equity purchase prices and the estimated fair values of the identified net assets of USG, WaterPro, WSMG and PED is approximately $263,091,000, which has been recorded as costs in excess of net assets of businesses acquired attributable to such acquisitions in the accompanying Pro Forma Combined Balance Sheet.

  The Pro Forma Combined Balance Sheet has been adjusted to reflect the above as follows:

  (i) To record the assumed incurrence of $541,040,000 of indebtedness under the Credit Agreement with an assumed effective interest rate of 7.50%. The incurrence of such additional indebtedness includes: (i) the cash consideration for the acquisition of WSMG of $369,600,000; (ii) the cash portion of the consideration for the acquisition of PED of $160,090,000; (iii) estimated transaction costs of $6,100,000; and
      (iv) estimated bank commitment fees of $5,250,000. The Company intends to retire a portion of such debt with the net proceeds of the Common Stock Offerings and the Notes Offering or, if completion of the Common Stock Offerings and the Notes Offering occurs prior to the completion of the acquisition of PED, to use such portions of such proceeds directly to acquire PED.

  (ii) To adjust goodwill for the difference between the estimated equity purchase prices and the estimated fair values of the identified net assets acquired. The adjustment is calculated as follows: (in thousands)

       Aggregate estimated equity purchase prices..................... $638,390
       Aggregate estimated fair value of identified net assets
        acquired......................................................  375,299
                                                                       --------
           Adjustment................................................. $263,091
                                                                       ========

  (iii) To eliminate: (i) the net loan payable of WaterPro of $58,679,000 to its parent company, which will be repaid by the Company with Common Stock; and (ii) the net loan payable of PED of $316,980,000 to its parent company, which will be contributed to PED's equity by such parent company.

  (iv) To eliminate the equity of USG, WaterPro, WSMG and PED and record the issuance of Common Stock for the stock portion of the consideration for the acquisitions of USG (771,157 shares), WaterPro (3,201,507 shares) and PED (1,267,925 shares).

                                                 ELIMINATE  ISSUANCE
                                                  EQUITY    OF EQUITY ADJUSTMENT
                                                 ---------  --------- ----------
                                                         (IN THOUSANDS)
       Common Stock............................  $  (2,554) $     52  $  (2,502)
       Additional paid-in capital..............   (276,716)  161,227   (115,489)
       Translation adjustment..................     (2,082)     --       (2,082)
       Retained earnings (accumulated deficit).    223,033       --     223,033

  (v) To record the incurrence of approximately $5,150,000 of capitalized costs related to the Notes Offering.

  (vi) To record the assumed reduction of $512,928,000 of indebtedness under the Credit Agreement with the estimated net proceeds of $318,078,000 from the Common Stock Offerings and $194,850,000 from the Notes Offering.

  (vii) To record: (i) the issuance of $200,000,000 of convertible subordinated debt in the Notes Offering; and (ii) the conversion of $60,000,000 aggregate principal amount of 5% Convertible Subordinated Debt due 2000 into 4,390,000 shares of Common Stock.

  (viii) To record: (i) the conversion of the Company's $60,000,000 aggregate principal amount of 5% Convertible Subordinated Debentures due 2000 into 4,390,000 shares of Common Stock and; (ii) the assumed issuance of 10,000,000 shares of Common Stock in the Common Stock Offerings. Adjustments are calculated as follows:

                                             CONVERSION OF
                                             5% CONVERTIBLE
                                              SUBORDINATED
                                               DEBENTURES   OFFERINGS ADJUSTMENT
                                             -------------- --------- ----------
                                                       (IN THOUSANDS)
       Common Stock.........................    $    44     $    100   $    144
       Additional paid-in capital...........     53,521      317,978    371,499

b. For the fiscal year ended March 31, 1996, the historical results of operations of USG, WaterPro and WSMG reflect their results of operations for the twelve months ended December 31, 1995 and reflect the results of operations of PED and the Company for the year ended March 31, 1996. The historical results of operations for the six months ended September 30, 1996 combines the results of each of the Company, WSMG, PED, WaterPro and USG for such six-month period.

  The Pro Forma Combined Statements of Operations gives effect to the following adjustments:

                                               FISCAL YEAR       SIX MONTHS
                                                  ENDED            ENDED
                                              MARCH 31, 1996 SEPTEMBER 30, 1996
                                              -------------- ------------------
                                                       (IN THOUSANDS)
     (i) To adjust selling, general and
          administrative expenses to
          reflect the goodwill amortization
          from the acquisitions of WSMG,
          PED, WaterPro and USG, with such
          goodwill of approximately
          $263,091,000 amortized over 40
          years.                                 $  6,577         $ 3,289
                                                 ========         =======
    (ii) To adjust interest expense related
          to the indebtedness of
          approximately $541,040,000 to be
          incurred to finance the
          acquisitions of WSMG and PED, net
          of historical interest expense
          recorded by WaterPro and PED on
          parent company debt. WaterPro and
          PED incurred interest on such
          parent company debt at the prime
          rate and approximately 11%,
          respectively, and incurred
          interest expense of $3,593,000
          and $19,865,000, respectively,
          for the fiscal year ended March
          31, 1996, and $2,433,000 and
          $9,469,000, respectively, for the
          six months ended September 30,
          1996, which interest expense has
          been eliminated because such debt
          would not have been in existence
          at the beginning of such periods.
          Interest on the indebtedness
          under the Credit Agreement is
          assumed to be at an effective
          rate of 7.50% per annum. The
          Company, however, intends to
          retire a portion of such debt
          with the net proceeds of the
          Common Stock Offerings and the
          Notes Offering or, if completion
          of the Common Stock Offerings and
          the Notes Offering occurs prior
          to the completion of the
          acquisition of PED, to use a
          portion of such net proceeds
          directly to acquire PED.
          The assumed effective interest
          rate of 7.50% on the Credit
          Agreement is subject to
          variability. A 0.125%
          increase/decrease in the assumed
          effective interest rate
          incrementally decreases/
          increases As Adjusted net income
          by $419,000 and $210,000 for the
          year ended March 31, 1996 and six
          months ended September 30, 1996,
          respectively, and As Further
          Adjusted net income by $22,000
          and $11,000 for the year ended
          March 31, 1996 and the six months
          ended September 30, 1996,
          respectively.                          $(17,120)        $(8,387)
                                                 ========         =======
   (iii) The As Further Adjusted column
          presented gives effect to the
          Common Stock Offerings and the
          Notes Offering and the
          anticipated application of the
          net proceeds therefrom, which
          results in a reduction in
          interest expense of $28,470,000
          and $14,235,000 for the fiscal
          year ended March 31, 1996 and the
          six months ended September 30,
          1996, respectively. The As
          Further Adjusted column also
          gives effect to the conversion of
          $60,000,000 aggregate principal
          amount 5% Convertible
          Subordinated Debentures due 2000
          to Common Stock which results in
          a reduction in interest expense
          of $3,000,000 and $1,500,000 for
          the fiscal year ended March 31,
          1996 and the six months ended
          September 30, 1996, respectively,
          and a resulting increase of
          4,390,000 in shares of Common
          Stock outstanding.                     $ 31,470         $15,735
                                                 ========         =======

                                               FISCAL YEAR       SIX MONTHS
                                                  ENDED            ENDED
                                              MARCH 31, 1996 SEPTEMBER 30, 1996
                                              -------------- ------------------
   (iv) To adjust the provision for income
         taxes to reflect the combined
         results of operations assuming a
         combined tax rate of 38%.               $(18,995)        $(4,800)
                                                 ========         =======
    (v)  To adjust the provision for income
         taxes to reflect the combined
         results of operations assuming a
         combined tax rate of 38%.               $ 11,959         $ 5,979
                                                 ========         =======

c. During the fiscal year ended March 31, 1996 and the six months ended September 30, 1996, PED incurred significant restructuring charges relating to the plant closure and relocation of the operations of Wallace & Tiernan, Inc., a subsidiary, from Belleville, N.J., to Vineland, N.J. These restructuring charges totaled $9,260,000 and $1,992,000 for the fiscal year ended March 31, 1996 and the six months ended September 30, 1996, respectively. The Company believes that the restructuring and relocation will be completed prior to the acquisition of PED by the Company. The terms of the Stock Purchase Agreement between the Company and the United Utilities PLC provides that the Company will assume no ownership interest in and no liability associated with the Belleville, N.J. facility. Excluding the effects of these charges, net income and net income per common share for the fiscal year ended March 31, 1996 and the six months ended September 30, 1996 would have been:

                                                                AS    AS FURTHER
                                                             ADJUSTED  ADJUSTED
                                                             -------- ----------
                                                               (IN THOUSANDS,
                                                              EXCEPT PER SHARE
                                                                    DATA)
   Fiscal Year Ended March 31, 1996:
     Net income............................................. $19,344   $38,856
     Net income per common share............................ $  0.40   $  0.62
   Six Months Ended September 30, 1996:
     Net income............................................. $17,205   $26,961
     Net income per common share............................ $  0.31   $  0.38

                     INDEX TO INTERIM FINANCIAL STATEMENTS

                                                                           PAGE
                                                                           ----
WHEELABRATOR TECHNOLOGIES INC.--SYSTEMS AND MANUFACTURING GROUP
Independent Auditors' Report--KPMG Peat Marwick LLP....................... 13
Financial Statements:
  Combined Balance Sheets as of December 31, 1994 and 1995 and September
   30, 1996 (unaudited)................................................... 14
  Combined Income Statements for the years ended December 31, 1993, 1994 and 1995 and the nine months ended September 30, 1995 and 1996
   (unaudited)............................................................ 15
  Combined Statements of Cash Flows for the years ended December 31, 1993,
   1994 and 1995 and the nine months ended September 30, 1995 and 1996
   (unaudited)............................................................ 16
  Notes to Combined Financial Statements.................................. 17

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors
Wheelabrator Technologies Inc.:

The Board of Directors
United States Filter Corporation:

  We have audited the accompanying combined balance sheets of the Systems and Manufacturing Group of Wheelabrator Technologies Inc. (the "Businesses") as of December 31, 1994 and 1995, and the related combined statements of income and cash flows for each of the years in the three-year period ended December 31, 1995. These financial statements are the responsibility of the management of the Businesses. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the combined financial statements referred to above present fairly, in all material respects, the financial position of the Systems and Manufacturing Group of Wheelabrator Technologies Inc. as of December 31, 1994 and 1995 and the results of its operations and its cash flows for each of the years in the three-year period ended December 31, 1995, in conformity with generally accepted accounting principles.

/s/KPMG PEAT MARWICK LLP
  KPMG PEAT MARWICK LLP

Chicago, Illinois
October 15, 1996

                         WHEELABRATOR TECHNOLOGIES INC.
                        SYSTEMS AND MANUFACTURING GROUP

                            COMBINED BALANCE SHEETS
                                 (IN THOUSANDS)

                                                      DECEMBER 31,
                                                    ----------------- SEPTEMBER 30,
                      ASSETS                          1994     1995       1996
                      ------                        -------- -------- -------------
                                                                       (UNAUDITED)
Current Assets:
  Cash and cash equivalents........................ $ 25,122 $ 25,092   $ 12,619
  Accounts receivable, net.........................   81,490   87,526     93,325
  Inventories......................................   31,527   48,407     41,622
  Costs and estimated earnings in excess of
   billings on uncompleted contracts...............   20,498   22,710     19,785
  Other current assets.............................    2,920    2,028      3,790
                                                    -------- --------   --------
    Total current assets...........................  161,557  185,763    171,141
                                                    -------- --------   --------
Property, plant, and equipment, net................   48,253   47,354     55,752
Goodwill, net......................................  151,483  158,074    155,578
Other assets.......................................    5,365    3,756      4,044
                                                    -------- --------   --------
    Total assets................................... $366,658 $394,947   $386,515
                                                    ======== ========   ========
           LIABILITIES AND GROUP EQUITY
           ----------------------------
Current Liabilities:
  Accounts payable................................. $ 56,485 $ 53,163   $ 53,338
  Accrued liabilities..............................   51,615   47,816     43,822
  Advance payment on contracts.....................   19,802   19,966     18,911
                                                    -------- --------   --------
    Total current liabilities......................  127,902  120,945    116,071
                                                    -------- --------   --------
Other long-term liabilities........................   17,732   16,003     13,962
Commitments and contingencies......................
Group Equity:
  Group equity.....................................  220,527  255,816    254,400
  Cumulative translation adjustment................      497    2,183      2,082
                                                    -------- --------   --------
  Total group equity...............................  221,024  257,999    256,482
                                                    -------- --------   --------
    Total liabilities and group equity............. $366,658 $394,947   $386,515
                                                    ======== ========   ========

    The accompanying notes are an integral part of these combined financial statements.

                         WHEELABRATOR TECHNOLOGIES INC.
                        SYSTEMS AND MANUFACTURING GROUP

                           COMBINED INCOME STATEMENTS
                                 (IN THOUSANDS)

                                                               NINE MONTHS ENDED
                                    YEARS ENDED DECEMBER 31,     SEPTEMBER 30,
                                   --------------------------- -----------------
                                     1993      1994     1995     1995     1996
                                   --------  -------- -------- -------- --------
                                                                  (UNAUDITED)
Revenue..........................  $293,207  $364,335 $452,134 $337,589 $329,527
Operating expenses...............   222,384   281,946  361,462  269,479  257,985
                                   --------  -------- -------- -------- --------
  Gross margin...................    70,823    82,389   90,672   68,110   71,542
Selling, general & administrative
 expenses........................    47,261    62,224   68,170   50,180   49,371
                                   --------  -------- -------- -------- --------
  Operating income...............    23,562    20,165   22,502   17,930   22,171
Gain (loss) on sale of assets....        (5)      955    4,212       15       18
Interest, net....................       288       168      423      244      487
Other income (expense), net......    (1,421)      755      132      127       96
                                   --------  -------- -------- -------- --------
  Income before pro forma income
   tax provision.................    22,424    22,043   27,269   18,316   22,772
Pro forma income tax provision...     8,970     8,817   10,908    7,326    9,109
                                   --------  -------- -------- -------- --------
  Net income.....................  $ 13,454  $ 13,226 $ 16,361 $ 10,990 $ 13,663
                                   ========  ======== ======== ======== ========


    The accompanying notes are an integral part of these combined financial statements.

                         WHEELABRATOR TECHNOLOGIES INC.
                        SYSTEMS AND MANUFACTURING GROUP

                       COMBINED STATEMENTS OF CASH FLOWS

                                 (IN THOUSANDS)

                                                             NINE MONTHS ENDED
                                YEARS ENDED DECEMBER 31,       SEPTEMBER 30,
                               ----------------------------  ------------------
                                 1993      1994      1995      1995      1996
                               --------  --------  --------  --------  --------
                                                                (UNAUDITED)
Operating Activities:
  Net income.................  $ 13,454  $ 13,226  $ 16,361  $ 10,990  $ 13,663
  Adjustment to reconcile net
   income to cash flows from
   operating activities:.....
    Depreciation and
     amortization............     5,581     9,608    11,211     8,492     9,145
    Changes in assets and
     liabilities, net of
     effects of acquired
     businesses:.............
      Accounts receivable....    (2,088)   (8,116)   (5,292)   (8,739)   (5,799)
      Inventories............     5,254    (6,423)  (11,222)  (10,313)    6,785
      Costs and estimated
       earnings in excess of
       billings on
       uncompleted contracts.   (17,182)    3,014    (2,212)      255     2,925
      Accounts payable.......     5,865     4,327    (4,143)   (8,068)      175
      Accrued liabilities....     3,213    (2,889)   (4,182)   (2,940)   (3,994)
      Advance payments on
       contracts.............      (982)     (239)   (6,358)   (5,376)   (1,055)
  Other, net.................     4,603     2,310    (2,973)    3,764       293
                               --------  --------  --------  --------  --------
      Net cash provided by
       (used for) operating
       activities............    17,718    14,818    (8,810)  (11,935)   22,138
                               --------  --------  --------  --------  --------
Investing Activities:
  Capital expenditures.......    (4,202)   (5,075)   (9,817)   (5,612)  (22,443)
  Sale of property, plant,
   and equipment.............     5,805     3,834     8,054     4,259       477
  Cash paid for acquisitions,
   net of acquired cash......   (24,790)  (18,848)   (5,746)      --       (850)
  Other, net.................       --     (1,375)       46    (1,459)      --
                               --------  --------  --------  --------  --------
    Net cash provided by
     (used for) investing
     activities..............   (23,187)  (21,464)   (7,463)   (2,792)  (22,816)
                               --------  --------  --------  --------  --------
Financing Activities:
  Increase (decrease) in
   group equity..............     6,073    20,073    20,614    17,015   (15,180)
  Other, net.................       --      3,423    (4,371)   (2,906)    3,385
                               --------  --------  --------  --------  --------
    Net cash provided by
     (used for) investing
     activities..............     6,073    23,496    16,243    14,109   (11,795)
                               --------  --------  --------  --------  --------
Increase (decrease) in cash
 and cash equivalents........       604    16,850       (30)     (618)  (12,473)
Cash and cash equivalents at
 beginning of period.........     7,668     8,272    25,122    25,122    25,092
                               --------  --------  --------  --------  --------
Cash and cash equivalents at
 end of period...............  $  8,272  $ 25,122  $225,092  $ 24,504  $ 12,619
                               ========  ========  ========  ========  ========
Significant noncash investing
 activities
  Liabilities assumed in
   acquisitions..............  $ 29,883  $ 74,067  $  8,232  $    --   $    --
                               ========  ========  ========  ========  ========

    The accompanying notes are an integral part of these combined financial statements.

                         WHEELABRATOR TECHNOLOGIES INC.
                        SYSTEMS AND MANUFACTURING GROUP

                     NOTES TO COMBINED FINANCIAL STATEMENTS

NOTE 1. BUSINESS DESCRIPTION AND BASIS OF PRESENTATION

  The Systems and Manufacturing Group (the "Businesses") of Wheelabrator Technologies Inc. ("WTI") provide products and services to customers in the water, wastewater and general industrial markets, primarily in the United States, Europe and Asia. The majority of the Businesses have been acquired by WTI in the last three years. Certain other Businesses have been owned by WTI or its predecessors since prior to 1993. The Businesses have no separate legal status or existence. The assets and liabilities comprising the majority of the U.S. based Businesses are owned by a wholly owned subsidiary of WTI.

  In connection with a proposed transaction whereby WTI would sell the Businesses to United States Filter Corporation ("USF"), WTI and USF have entered into a definitive Purchase and Sale Agreement dated September 14, 1996 (the "Agreement"), the terms of which provide for certain assets to be purchased and certain liabilities assumed by USF in connection with Businesses based in the United States. Additionally, the Agreement provides for certain liabilities relating to the Businesses to be retained by WTI and for WTI to indemnify USF in connection with certain other matters (collectively the "Retained Liabilities"). These financial statements reflect the financial condition, results of operations and cash flows for the Businesses on a combined basis, excluding the Retained Liabilities, for all periods presented.

NOTE 2. SIGNIFICANT ACCOUNT POLICIES

 Combined Financial Statements

  The combined financial statements include the accounts of the Businesses and the majority-owned subsidiaries. All significant intercompany transactions and balances have been eliminated. Investments in affiliates WTI does not control are accounted for using the equity method.

 Use of Estimates

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect reported amounts of assets, liabilities, income, expenses and disclosures of contingencies. Future events could alter such estimates.

 Concentrations

  The Businesses offer a multitude of products and services to a diverse customer base. Management believes the Businesses have no significant customer, supplier, product line, credit risk, geographic or other concentrations that could expose the Businesses to adverse, near-term severe financial impacts.

 Revenue Recognition

  Revenues from certain long-term engineering and equipment supply contracts are recognized on the percentage-of-completion basis, with estimated losses recognized in full when identified. All other revenues are recognized when services are rendered or products are shipped.

 Foreign Currency

  Foreign subsidiaries' income statement accounts are translated at the average exchange rates in effect during the period, while assets and liabilities are translated at the rates of exchange at the balance sheet date. The resulting balance sheet translation adjustments are charged or credited directly to group equity. Foreign exchange transaction gains and losses realized during 1993, 1994 and 1995 were not significant.

                         WHEELABRATOR TECHNOLOGIES INC.
                        SYSTEMS AND MANUFACTURING GROUP

              NOTES TO COMBINED FINANCIAL STATEMENTS--(CONTINUED)


 Combined Statements of Cash Flows

  For purposes of the Combined Statements of Cash Flows, all highly liquid instruments purchased with an original maturity of three months or less are considered to be cash equivalents.

 Derivative Financial Instruments

  From time to time, the Businesses use derivative instruments to manage currency risk. Immaterial amounts of various currencies were sold forward for delivery at various dates in 1995 to hedge foreign exchange exposure on specifically identified transactions. Gains or losses on these transactions are included in the measurement of the subsequent transaction. Where deemed advantageous, management will enter similar hedges in the future to mitigate foreign exchange exposure.

 Fair Value of Financial Instruments

  Financial instruments of the Businesses consist primarily of cash and cash equivalents, receivables and accounts payable. The book values of such instruments are considered to be representative of their respective fair values.

 Inventories

  Inventories are stated at the lower of cost (first-in, first-out method) or market (net realizable value).

 Property, Plant and Equipment

  Property, plant, and equipment (including major improvements) are capitalized and stated at cost. Items of an ordinary maintenance or repair nature are charged directly to operating expense. The cost less estimated salvage value of property, plant, and equipment is generally depreciated on a straight-line basis over estimated useful lives that range from 3 to 35 years.

 Goodwill

  The excess of cost over fair value of the net assets of acquired businesses ("goodwill") is amortized on a straight-line basis over 40 years. The accumulated amortization balances as of December 31, 1994 and 1995 were $8.2 million and $12.2 million, respectively. On an ongoing basis, the realizability of goodwill is measured by the ability of the acquired businesses to generate current and undiscounted expected future cash flows in excess of unamortized goodwill. If such realizability were in doubt, an adjustment would be made to reduce the carrying value of the goodwill. No such adjustments have been made with respect to the Businesses.

 Pro Forma Income Taxes

  Certain of the assets and liabilities comprising the Businesses are not stand alone, taxable entities (see Note 1). The taxable income from Businesses operating in the United States have been included in the consolidated federal tax returns of WTI for all periods presented. Entities outside the United States are taxable in the jurisdictions in which they are organized or are doing business. For the purposes of the accompanying combined financial statements, a pro forma income tax expense has been provided at 40 percent of reported combined pretax income.

                         WHEELABRATOR TECHNOLOGIES INC.
                        SYSTEMS AND MANUFACTURING GROUP

              NOTES TO COMBINED FINANCIAL STATEMENTS--(CONTINUED)


 Contracts in Process

  Information with respect to contracts in process at December 31, 1994 and 1995 follows. Contracts in process are included in the combined balance sheets under the following captions (in thousands):

                                                                 YEARS ENDED
                                                                DECEMBER 31,
                                                               ----------------
                                                                1994     1995
                                                               -------  -------
      Costs and earnings in excess of billings................ $20,498  $22,710
      Advance payments on contracts........................... (19,802) (19,966)
                                                               -------  -------
        Total contracts in process............................ $   696  $ 2,744
                                                               =======  =======

  All contracts in process are expected to be billed and collected within two years.

  Accounts receivable include retainage that has been billed but is not due until completion pursuant to the terms of the contract. Such retainage at December 31, 1995 was $3.7 million, all of which (except for amounts provided for) is expected to be collected within one year. At December 31, 1994, retainage was $3.0 million.

 Accounting Pronouncements

  Effective January 1, 1994, the Businesses adopted Statement of Financial Accounting Standards No. 112 "Employers' Accounting for Postemployment Benefits" ("FAS 112"). This new statement established accounting standards for employers who provide benefits to former or inactive employees after employment but before retirement. The adoption of FAS 112 did not have a material impact on the combined financial statements of the Businesses since its accounting prior to adoption of FAS 112 was substantially in compliance with the new standard. Also effective during 1994 was Statement of Financial Accounting Standards No. 115, "Accounting for Certain Debt and Equity Securities" ("FAS 115"). The Businesses do not have significant investments and does not contemplate acquiring significant investments of the type covered in FAS 115.

  The Businesses are required to adopt Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of" ("FAS 121"), beginning in 1996. Management does not believe the adoption of FAS 121 will have a material impact on the combined financial statements of the Businesses.

 Unaudited Interim Information

  The combined financial statements as of September 30, 1996 and for the nine months ended September 30, 1995 and 1996 are unaudited. In the opinion of management, the unaudited combined financial statements reflect all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation. Certain information and footnote disclosures normally included in financial statements have been condensed or omitted from the interim combined financial statements. The results of operations for the nine months ended September 30, 1996 are not necessarily indicative of the results that may be expected for the year ending December 31, 1996.

                         WHEELABRATOR TECHNOLOGIES INC.
                        SYSTEMS AND MANUFACTURING GROUP

              NOTES TO COMBINED FINANCIAL STATEMENTS--(CONTINUED)


NOTE 3. GROUP EQUITY, ALLOCATIONS AND OTHER RELATED PARTY TRANSACTIONS

 Group Equity

  The group equity account reflects the activity between WTI and the Businesses, a summary of which follows (in thousands):

                                                     YEARS ENDED DECEMBER 31,
                                                    ---------------------------
                                                      1993      1994     1995
                                                    --------  -------- --------
      Beginning balance............................ $168,198  $187,725 $221,024
      Net income...................................   13,454    13,226   16,361
      Net intercompany transactions................    6,969    18,680   18,928
      Translation adjustment.......................     (896)    1,393    1,686
                                                    --------  -------- --------
        Ending balance............................. $187,725  $221,024 $257,999
                                                    ========  ======== ========

 Cash Management

  Certain of the Businesses participate in WTI's centralized cash management system and, as such, their cash funding requirements have been met by WTI and all excess cash has been transferred to WTI.

 Allocations

  The combined income statements includes all direct costs of the Businesses as well as certain corporate costs directly identified with the Businesses. WTI has not allocated interest income or expense to the Businesses. In the opinion of management, these allocations have been made on a basis which is believed to be reasonable for a group of businesses operating within the structure of a larger parent organization. However, the allocations are not necessarily indicative of the level of expenses which might have been incurred by the Businesses operating as a stand-alone entity.

NOTE 4. ACQUISITIONS

  The Businesses include three environmental services businesses acquired in 1993, six acquired in 1994 and one acquired in 1996 in exchange for consideration, net of cash acquired and including assumed debt, of approximately $24.8 million, $21.5 million and $5.7 million, respectively. The Businesses utilize the purchase method of accounting, and the purchase price of the acquisitions has been allocated to their respective net assets based upon estimated fair market values. The results of operations of acquired entities have been included in the Businesses' combined financial statements from their respective dates of acquisition. The pro forma effect of the acquisitions made during 1993, 1994 and 1995 was not material.

NOTE 5. PRO FORMA INCOME TAXES

  The Businesses reported income before income tax for each of the years indicated on the accompanying combined statements of income. During such periods, the Businesses operating in the United States were included in WTI's consolidated federal income tax returns. Those Businesses located outside of the United States are taxable in the jurisdictions in which they are organized. For the purposes of the accompanying combined financial statements, a pro forma income tax expense has been provided at 40% of reported combined pretax income.

                         WHEELABRATOR TECHNOLOGIES INC.
                        SYSTEMS AND MANUFACTURING GROUP

              NOTES TO COMBINED FINANCIAL STATEMENTS--(CONTINUED)


NOTE 6. BENEFIT PLANS

  Substantially all employees based in the United States are participants in the Wheelabrator-Rust Savings and Retirement Plan, which is a qualified defined contribution plan consisting of a contributory component and a non-contributory component. Under the terms of the contributory component, eligible employees may elect to contribute a portion of their annual compensation and the Businesses are required to match a minimum of 30 percent of the first six percent of eligible compensation contributed by an employee. Under the terms of the non-contributory component, eligible employees receive an annual contribution equal to a minimum of three percent of their eligible earnings. The Businesses' contributions to such plans during 1993, 1994 and 1995 amounted to approximately $1.7 million, $2.1 million and $2.4 million, respectively.

  The Businesses based outside the United States have in place various other plans that are not significant that provide pension and welfare benefits to certain active and former employees.

NOTE 7. ADDITIONAL FINANCIAL INFORMATION

  The allowance for doubtful accounts was $3.7 million and $4.3 million as of December 31, 1994 and 1995, respectively.

  The following is a summary of inventories (in thousands):

                                                                  DECEMBER 31,
                                                                 ---------------
                                                                  1994    1995
                                                                 ------- -------
      Raw materials............................................. $ 7,697 $21,429
      Work in process...........................................  14,276  15,259
      Finished goods............................................   9,554  11,719
                                                                 ------- -------
        Total inventories....................................... $31,527 $48,407
                                                                 ======= =======

  The following is a summary of property, plant and equipment (in thousands):

                                                               DECEMBER 31,
                                                             ------------------
                                                               1994      1995
                                                             --------  --------
      Land.................................................. $    847  $    743
      Machinery and equipment...............................   51,005    53,484
      Buildings and improvements............................   39,174    37,661
      Less: accumulated depreciation........................  (42,773)  (44,534)
                                                             --------  --------
        Total property, plant, and equipment................ $ 48,253  $ 47,354
                                                             ========  ========

  Depreciation of property, plant, and equipment for the years ended December 31, 1993, 1994 and 1995 was $4.9 million, $5.9 million, and $7.0 million, respectively.

  The following is a summary of accrued liabilities (in thousands):

                                                                 DECEMBER 31,
                                                                ---------------
                                                                 1994    1995
                                                                ------- -------
      Wages, salaries and benefits............................. $ 8,453 $ 8,936
      Warranties and contract reserves.........................   9,149  11,100
      Other....................................................  34,013  27,780
                                                                ------- -------
        Total accrued liabilities.............................. $51,615 $47,816
                                                                ======= =======

                         WHEELABRATOR TECHNOLOGIES INC.
                        SYSTEMS AND MANUFACTURING GROUP

              NOTES TO COMBINED FINANCIAL STATEMENTS--(CONTINUED)


  Noncancelable operating lease payments at December 31, 1995 are due as follows (in thousands):

                                                OPERATING
                                                 LEASES
                                                ---------
            1996...............................  $ 4,290
            1997...............................    3,613
            1998...............................    3,172
            1999...............................    2,670
            2000...............................    2,648
            Thereafter.........................   15,290
                                                 -------
              Total............................  $31,683
                                                 =======

  Total rent expense was $2.2 million, $2.6 million and $2.8 million in 1993, 1994 and 1995, respectively.

NOTE 8. COMMITMENTS AND CONTINGENCIES

  There are various lawsuits and claims pending against the Businesses that have arisen in the normal course of business and related mainly to matters of product liability, personal injury, and property damage. The outcomes of these matters are not presently determinable, but in the opinion of management, based on the advice of counsel, the ultimate resolution of these matters will not have a material adverse effect on the financial condition or results of operations of the Businesses.

  The Businesses are self-insured for general liability claims up to $2.0 million per occurrence. Liability insurance in effect during the last several years provides coverage for environmental matters only to a limited extent. In the normal course of business, the Businesses have issued or are parties to bank letters of credit, performance bonds, and other guarantees.

  Certain of the Businesses operate in the environmental industry and are involved with the protection of the environment. As such, a significant portion of the Businesses' operating costs and capital expenditures could be characterized as costs of environmental protection. While the Businesses are faced, in the normal course of its business, with the need to expend funds for environmental protection, it is not expected that such expenditures will have a material adverse effect on financial condition or results of operations.

                                   SIGNATURE

  Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                          UNITED STATES FILTER CORPORATION

                                          By:/s/ Damian C. Georgino
                                            ---------------------------------
                                            Damian C. Georgino
                                            Vice President, General Counsel
                                            and Secretary

Date: December 5, 1996

                                 EXHIBIT INDEX

                                                                    SEQUENTIAL
 EXHIBIT                        DESCRIPTION                          PAGE NO.
 -------                        -----------                         ----------
  2.1    Amended and Restated Purchase and Sale Agreement, dated
         as of September 14, 1996, between Wheelabrator Technolo-
         gies Inc. and United States Filter Corporation (incorpo-
         rated by reference to Exhibit 2.1 to the Registration
         Statement of United States Filter Corporation on Form S-
         3, Registration No. 333-14277)
  2.2    Agreement and Amendment, dated as of December 2, 1996,
         between Wheelabrator Technologies Inc. and United States
         Filter Corporation
  4.1    Amended and Restated Multicurrency Credit Agreement,
         dated as of December 2, 1996, among United States Filter
         Corporation and certain of its subsidiaries, the Lenders
         named therein, DLJ Capital Funding, Inc., as Documenta-
         tion Agent, ABN AMRO Bank, N.V., as Co-Agent, and The
         First National Bank of Boston, as Managing Agent
 23.1    Consent of KPMG Peat Marwick LLP